Exhibit 99.1

NEWS RELEASE

NCI Building Systems Announces the Implementation of
Senior Leadership Succession Plan
Donald R. Riley named Chief Executive Officer
Norman C. Chambers remains Executive Chairman

HOUSTON, June 6, 2017 — NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”), a leading manufacturer of metal building solutions, today announced that its Board of Directors has approved the implementation of the Company’s senior leadership succession plan. Effective July 1, 2017, Donald R. Riley will become Chief Executive Officer and a member of the Board of Directors. Following a successful 13-year tenure with the Company, Mr. Chambers will continue to serve as the Company’s Executive Chairman.
“On behalf of the entire Board, we would like to thank Norm for his many years of service and for his leadership in positioning NCI for the next phase of its growth,” said James G. Berges, Chairman of NCI’s Nominating and Corporate Governance Committee. “We especially appreciate his mentorship of Don who we believe is an outstanding internal candidate to assume the position of CEO. With more than 20 years of diverse industry experience, we are confident in Don’s ability to successfully lead NCI into the future.”
Commenting on the announcement, Mr. Chambers added, “I am grateful for my tenure as CEO and look forward to serving as Executive Chairman. The Board and I have been working towards this transition over the past two years and I know with his strategic vision and inspirational leadership Don is prepared for his new responsibilities and is the absolute right choice to succeed me as CEO. Having worked closely with Don during the past three years, I know that his industry knowledge, expertise with our customers, knowledge of our brands and core values make him the ideal person to effectively lead our company.”
Mr. Riley joined NCI in December of 2014 as the President of Group Business Segment and since January 2016, he has served as President of the Company managing the commercial, manufacturing and supply chain functions within the organization. Before joining NCI, he was employed by Probuild Holdings, LLC, a supplier of building materials to production builders, custom builders, local contractors and project oriented consumers, where he served as Executive Vice President from November 2011 to November 2014. As Executive Vice President, Mr. Riley managed the supply chain, manufacturing, construction services, marketing, pricing, information technology, strategy and business project management office functions. Prior to joining Probuild Holdings, Mr. Riley was employed by Mohawk Industries, Inc., a floor covering company, from September 2004 to November 2011, serving in various capacities such as Chief Information Officer, Senior Vice President Logistics, and Interim Flooring Executive Vice President Customer Experience. At Mohawk Industries, he was responsible for its global information systems, North America logistic functions, and the flooring segment’s customer service function. Mr. Riley has a B.S. in Engineering from the University of Tennessee at Knoxville.

About NCI Building Systems
NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.

Contact
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785